UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2008

FTI CONSULTING, INC.

(Exact name of registrant as specified in charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 951-4800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Compensatory Arrangements of Certain Officers.

2008 Incentive Compensation

On March 28, 2008, the Compensation Committee of the Board of Directors of FTI Consulting, Inc. (“FTI”) designated the participants, (including FTI’s President and Chief Executive Officer, executive Chairman of the Board, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Development Officer and Senior Vice President and General Counsel), approved performance goals and individual target awards, and established subjective criteria that may be considered by the Compensation Committee to reduce but not increase any target award, for the 2008 plan year pursuant to the FTI Consulting, Inc. Incentive Compensation Plan. FTI’s Incentive Compensation Plan provides for the establishment of objectively determinable performance goals that may be based on one of more of the following criteria: earnings before interest, taxes, depreciation and amortization, or EBITDA, stock price, earnings per share, earnings per share before stock option expense, net earnings, operating or other earnings, revenues, net cash flow, financial return ratios, return on assets, stockholder return, return on equity, growth in assets and market share or strategic business criteria consisting of one or more objectives meeting specified revenue goals, market penetration goals, geographic business expansion goals, or goals relating to acquisitions or strategic partnerships. For 2008, the performance goals set by the Compensation Committee are based on company-wide earnings per share (“EPS”). The Compensation Committee also authorized objective adjustments to reduce the EPS performance goal and/or adjust the calculation of actual earnings per share for certain events (if any of such events should occur during 2008) for the sole purpose of determining if a performance goal has been achieved. If the Compensation Committee determines that an objective performance goal (as adjusted) has been achieved, each of the participants for 2008 would be entitled to receive the corresponding target bonus amount, subject to reduction in the Compensation Committee’s discretion based on the subjective individual and company performance criteria established by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: March 31, 2008	By:	/S/ ERIC B. MILLER
Eric B. Miller
Senior Vice President and General Counsel

2